Pricing Supplement No. ELN-31/A* To Product Supplement No. I-G dated February 4, 2022, Prospectus Supplement dated June 28, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-238458-02 August 16, 2022
$32,520,000 Equity-Linked Notes due August 17, 2027 Linked to the Performance of an Unequally Weighted Basket Consisting of Five Underlyings
•	We will pay a coupon semi-annually on each Coupon Payment Date in an amount of $0.625 (equivalent to approximately 0.125% per annum) per $1,000 principal amount of securities.

•	If the Basket Reference Value is greater than $1,000, at maturity you will receive, for each $1,000 principal amount of securities, a cash payment equal to the Basket Reference Value. If the Basket Reference Value is equal to or less than $1,000, you will receive, for each $1,000 principal amount of securities, a cash payment equal to $1,000. Because the Issue Price is 108% of the principal amount, you will lose approximately 7.41% of your investment if you receive $1,000 per $1,000 principal amount of securities at maturity (excluding coupon payments on the securities).

•	The Basket Reference Value reflects the Premium of 8% over the Initial Basket Level by which the level of the Basket must rise before you will receive more than the principal amount at maturity.

•	You will not receive a positive return on your investment (excluding coupon payments on the securities) unless the level of the Basket increases by more than 16.64% from the Initial Basket Level to the Final Basket Level. For more information, see “Risk Factors—Your investment in the securities may result in a loss” and “—The securities will pay less than the full appreciation of the Basket, if any” herein.

•	Senior unsecured obligations of Credit Suisse maturing August 17, 2027. Any payment on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

•	The offering price for the securities was determined on August 16, 2022 (the “Trade Date”) and the securities are expected to settle on August 17, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 11 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,080	$0	$1,080
Total	$35,121,600	$0	$35,121,600

(1) For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

One or more of our affiliates will purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment. Accordingly, the total principal amount of the securities will include a portion that was not purchased by investors on the Settlement Date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $1,055 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

August 16, 2022

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch

Issue Price:	108% of the principal amount

Reference Share Issuer:	For each Basket Component, the issuer of such Basket Component.

Basket:

The securities are linked to the performance of an unequally weighted basket consisting of the underlyings set forth in the table below (each a “Basket Component,” and together, the “Basket Components”). For more information on the Basket Components, see “The Basket Components” herein. Each Basket Component is identified in the table below, together with its Reuters ticker symbol, Component Weighting, Initial Level and Number of Shares.

Basket Component	Ticker	Component Weighting	Initial Level	Number of Shares
Class C capital stock of Alphabet Inc.	GOOG UW <Equity>	30%	$119.71	0.2506056
Common stock of Amazon.com, Inc.	AMZN UW <Equity>	30%	$140.39	0.2136904
Class A common stock of Meta Platforms, Inc.	META UW <Equity>	15%	$174.04	0.0861871
Common stock of JPMorgan Chase & Co.	JPM UN <Equity>	12.50%	$117.91	0.1060131
Common stock of The Walt Disney Company	DIS UN <Equity>	12.50%	$112.92	0.1106978

Initial Basket Level:	100

Final Basket Level:	The sum of the products of (a) the Final Level for each Basket Component multiplied by (b) the Number of Shares for such Basket Component.

Basket Reference Value:	A cash amount equal to the product of (a) the Final Basket Level and (b) the Conversion Ratio.

Number of Shares:	For each Basket Component, a number equal to: Initial Basket Level x Component Weighting Initial Level

Conversion Ratio:	9.25926, which is a number equal to $1,000 / [(1 + Premium) × Initial Basket Level], rounded to 5 decimal places.

Premium:	8%

Coupons:	We will pay the Coupon Amount on each Coupon Payment Date. If any Coupon Payment Date is not a business day, the coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any coupon will not be adjusted with respect to any postponement of a Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Coupon Payment Date. Coupons will be payable on the applicable Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date; provided that the coupon payable on the Maturity Date will be payable to the person to whom the Redemption Amount is payable.

Coupon Amount:	$0.625 (equivalent to approximately 0.125% per annum) per $1,000 principal amount of securities.

Redemption Amount:	At maturity, for each $1,000 principal amount of securities, the Redemption Amount will be:
•

if the Basket Reference Value is greater than $1,000, the Basket Reference Value.

Because the Basket Reference Value reflects the Premium and the Issue Price of the securities is 108% of the principal amount, the return on the securities will increase by 0.85734% for every 1% increase in the level of the Basket beyond the Premium.

•	if the Basket Reference Value is equal to or less than $1,000, $1,000.

Because the Issue Price of the securities is 108% of the principal amount, you will lose approximately 7.41% of your investment if you receive $1,000 per $1,000 principal amount of securities at maturity (excluding coupon payments on the securities).

Any payment on the securities is subject to our ability to meet our obligations as they become due.

Initial Level:	For each Basket Component, the level set forth in the table above, which may be higher or lower than the closing level of such Basket Component on the Trade Date.

Final Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.

Closing Level:	The closing level with respect to a Basket Component on any trading day for such Basket Component is:
•	if such Basket Component is listed or admitted for trading on a national securities exchange registered under the Securities Exchange Act of 1934, the last reported sale price, regular way or, in the case of The Nasdaq Stock Market, the official closing price, of the principal trading session for such Basket Component on such day on such principal securities exchange;
•	if such Basket Component is not listed or admitted for trading on any national securities exchange, but is included in the OTC Bulletin Board Service (or any successor service) operated by FINRA (the “OTC Bulletin Board”), the last reported sale price of the principal trading session on the OTC Bulletin Board for such Basket Component on such day;
•	if such Basket Component is issued by a foreign issuer and its closing level cannot be determined as set forth in the two bullet points above, and such Basket Component is listed or admitted for trading on a foreign securities exchange or market, the last reported sale price, regular way, of the principal trading session for such day on the primary foreign securities exchange or market on which such Basket Component is listed or admitted for trading; or
•	otherwise, if the closing level of such Basket Component cannot be determined as set forth above, the closing level will be the arithmetic mean of the bid prices for such Basket Component obtained from as many dealers in such Basket Component, but not exceeding three, as will make such bid prices available to the calculation agent;
in each case, multiplied by the share adjustment factor for such Basket Component.

Adjustments:

The share adjustment factor for each Basket Component is initially set equal to 1.0 on the Trade Date and will be adjusted to reflect (i) any Ordinary Cash Dividend (as defined below) on such Basket Component that is different (higher or lower) than the Base Dividend for such Basket Component or (ii) if the Base Dividend is greater than $0, no Ordinary Cash Dividend is declared for a quarter, in each case as set forth below.

If the Base Dividend for a Basket Component is greater than $0, an “Ordinary Cash Dividend Adjustment Event” will occur if (i) an ex-dividend date for such Basket Component occurs in respect of an Ordinary Cash Dividend that is different (higher or lower) than the Base Dividend or (ii) other than in connection with a Payment Period Adjustment, the Reference Share Issuer declares that it will pay no Ordinary Cash Dividend (or the calculation agent determines that no Ordinary Cash Dividend will be paid) in respect of any quarter. If the Base Dividend for a Basket Component is equal to $0, an “Ordinary Cash Dividend Adjustment Event” will occur if an ex-dividend date for such Basket Component occurs in respect of an Ordinary Cash Dividend that is higher than the Base Dividend.

If an Ordinary Cash Dividend Adjustment Event occurs, the share adjustment factor will be adjusted on the ex-dividend date for such Ordinary Cash Dividend or the date that the calculation agent determines based on the last expected ex-dividend date reported by Bloomberg would have been the ex-dividend date for the Ordinary Cash Dividend but for the non-payment of such Ordinary Cash Dividend in such quarter, as applicable.

The new share adjustment factor will equal the product of (i) the prior share adjustment factor and (ii) a fraction, the numerator of which will be the current market price of such Basket Component minus the Base Dividend, and the denominator of which will be the current market price of such Basket Component minus the amount of the Ordinary Cash Dividend per share, which, in the case no Ordinary Cash Dividend is paid in such quarter, will be deemed to be zero.

If the Reference Share Issuer effects a change in the periodicity of its Ordinary Cash Dividend payments (e.g., from quarterly payments to semi-annual payments) (a “Payment Period Adjustment”), then the calculation agent will make corresponding adjustments to the Base Dividend and references in this pricing supplement to a quarter or a quarterly dividend shall be deemed to refer instead to such other period or periodic dividend, as appropriate.

A dividend or other distribution consisting exclusively of cash to all, or substantially all, holders of a Basket Component (the “Relevant Dividend”) will be deemed to be an “Ordinary Cash Dividend” if the calculation agent determines that the Relevant Dividend is declared and paid within the normal dividend policy or is materially similar to the historical dividend, or that the Reference Share Issuer announces will be an ordinary dividend. For the avoidance of doubt, the Relevant Dividend may be all or only a portion of any cash dividend or other cash distribution and Relevant Dividends may occur contemporaneously on any given date.

In the event that a dividend or other distribution is declared on any class of a Reference Share Issuer’s capital stock (or on the capital stock of any surviving entity or subsequent surviving entity of a Reference Share Issuer (a “reference issuer survivor”)) payable in shares of the related Basket Component (or the common stock of any reference issuer survivor) then, once the Basket Component is trading ex-dividend, the share adjustment factor will be adjusted to equal the product of (i) the prior share adjustment factor and (ii) a fraction, the numerator of which will be the number of shares of such Basket Component (or the common stock of any reference issuer survivor) outstanding on the trading day immediately preceding the ex-dividend date plus the number of shares constituting such distribution, and the denominator of which shall be the number of shares of such Basket Component (or the common stock of any reference issuer survivor) outstanding on the trading day immediately preceding the ex-dividend date.

A dividend or other distribution, other than an Ordinary Cash Dividend, consisting exclusively of cash to all or substantially all holders of a Basket Component will be deemed to be an extraordinary cash dividend. If an extraordinary cash dividend occurs, the share adjustment factor will be adjusted so that the new share adjustment factor equals the product of (i) the prior share adjustment factor and (ii) a fraction, the numerator of which will be the closing price of such Basket Component on the trading day immediately preceding the ex-dividend date and the denominator of which will be the closing price of such Basket Component on the trading day immediately preceding the ex-dividend date minus the extraordinary cash dividend.

There are other adjustment provisions you should carefully review described in the relevant product supplement under “Description of the Securities—Adjustments.” For the avoidance of doubt, the provisions set forth above shall supersede the provisions set forth in “Description of the Securities—Adjustments—For equity securities of a reference share issuer” in the relevant product supplement, as applicable.

Base Dividend:	For each Basket Component, per calendar quarter, as set forth in the table below for the first

Ordinary Cash Dividend in such calendar quarter, and $0.00 for all other dividends, subject to adjustment by the calculation agent when appropriate to reflect adjustments to the share adjustment factor. For example, if a Basket Component is subject to a 1-for-2 reverse stock split, then the calculation agent will double the Base Dividend, and if the Basket Component is subject to a 2-for-1 stock split then the calculation agent will reduce the Base Dividend by half.
Basket Component	Base Dividend
Class C capital stock of Alphabet Inc.	$0.00
Common stock of Amazon.com, Inc.	$0.00
Class A common stock of Meta Platforms, Inc.	$0.00
Common stock of JPMorgan Chase & Co.	$1.00
Common stock of The Walt Disney Company	$0.00

Events of Default:

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the Calculation Agent and will equal, for each security, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the Valuation Date.

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

Valuation Date:	August 12, 2027, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Maturity Date:	August 17, 2027, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

CUSIP/ISIN:	22553QFW2 / US22553QFW24

Key Dates:	Each Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Coupon Payment Dates
February 17, 2023
August 17, 2023
February 17, 2024
August 17, 2024
February 17, 2025
August 17, 2025
February 17, 2026

August 17, 2026
February 17, 2027
Maturity Date

*This amended and restated pricing supplement amends, restates and supersedes Pricing Supplement No. ELN-31 dated August 10, 2022 in its entirety. We refer to this amended and restated pricing supplement as the “pricing supplement.”

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated February 4, 2022 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I–G dated February 4, 2022: https://www.sec.gov/Archives/edgar/data/1053092/000095010322002045/dp166589_424b2-ig.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Examples

The table and examples below illustrate, for a $1,080 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of performance of the Basket and, in the case of the table, total payments over the term of the securities. The table and examples make the following assumptions:

Issue Price:	$1,080 for each $1,000 principal amount of securities
Premium:	8%
Conversion Ratio:	9.25926
Coupon Amount:	$0.625 per $1,000 principal amount of securities ($6.25 over the term of the securities)
Share Adjustment Factor (for each Basket Component):	1.0

Initial Level and Number of Shares of each Basket Component:

Basket component	Component Weighting	Initial Level	Number of Shares
Alphabet Inc.	30%	$100	0.300
Amazon.com, Inc.	30%	$100	0.300
Meta Platforms, Inc.	15%	$100	0.150
JPMorgan Chase & Co.	12.50%	$100	0.125
The Walt Disney Company	12.50%	$100	0.125

Under these assumptions, you will lose up to approximately 7.41% of your investment (excluding coupon payments on the securities) if the Final Basket Level is less than 108, and you will not receive a positive return on your investment unless the level of the Basket increases by more than 16.64% from the Initial Basket Level to the Final Basket Level.

The actual Issue Price, Premium, Conversion Ratio, and Initial Level and Number of Shares for each Basket Component are set forth in “Key Terms” herein.

The table and examples set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the performance of the Basket Components. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to meet our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table: Hypothetical Redemption Amounts

Final Basket Level	Percentage Change from Initial Basket Level to Final Basket Level	Basket Reference Value	Redemption Amount (excluding coupons)	Total Return on the Securities (excluding coupons) (based on the Issue Price of $1,080 per $1,000 principal amount)	Total Payment per $1,080 Investment in Securities
200.00	100%	$1,851.85	$1,851.85	71.468%	$1,858.10
190.00	90%	$1,759.26	$1,759.26	62.894%	$1,765.51
180.00	80%	$1,666.67	$1,666.67	54.321%	$1,672.92
170.00	70%	$1,574.07	$1,574.07	45.748%	$1,580.32
160.00	60%	$1,481.48	$1,481.48	37.174%	$1,487.73
150.00	50%	$1,388.89	$1,388.89	28.601%	$1,395.14
140.00	40%	$1,296.30	$1,296.30	20.027%	$1,302.55
130.00	30%	$1,203.70	$1,203.70	11.454%	$1,209.95
120.00	20%	$1,111.11	$1,111.11	2.881%	$1,117.36
116.64	16.64%	$1,080.00	$1,080.00	0.000%	$1,086.25
110.00	10%	$1,018.52	$1,018.52	-5.693%	$1,024.77
108.00	8%	$1,000.00	$1,000.00	-7.407%	$1,006.25
100.00	0%	$925.93	$1,000.00	-7.407%	$1,006.25
90.00	−10%	$833.33	$1,000.00	-7.407%	$1,006.25
80.00	−20%	$740.74	$1,000.00	-7.407%	$1,006.25
70.00	−30%	$648.15	$1,000.00	-7.407%	$1,006.25
60.00	−40%	$555.56	$1,000.00	-7.407%	$1,006.25
50.00	−50%	$462.96	$1,000.00	-7.407%	$1,006.25
40.00	−60%	$370.37	$1,000.00	-7.407%	$1,006.25
30.00	−70%	$277.78	$1,000.00	-7.407%	$1,006.25
20.00	−80%	$185.19	$1,000.00	-7.407%	$1,006.25
10.00	−90%	$92.59	$1,000.00	-7.407%	$1,006.25
0.00	−100%	$0.00	$1,000.00	-7.407%	$1,006.25

Examples:

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The level of the Basket increases by 70% from the Initial Basket Level to the Final Basket Level.

Basket component	Final Level (A)	Number of Shares (B)	Final Level (A) x Number of Shares (B)
Alphabet Inc.	$200	0.300	60.00
Amazon.com, Inc.	$140	0.300	42.00
Meta Platforms, Inc.	$170	0.150	25.50
JPMorgan Chase & Co.	$50	0.125	6.25
The Walt Disney Company	$290	0.125	36.25
		Final Basket Level	170
		Basket Reference Value	$1,574.07

The Basket Reference Value is calculated as follows:

Basket Reference Value	=	The product of the Final Basket Level and the Conversion Ratio

	=	$1,574.07

Because the Basket Reference Value is greater than $1,000, the Redemption Amount is equal to the Basket Reference Value, which is $1,574.07 for each $1,000 principal amount of securities. In this case, because the level of the Basket increases from the Initial Basket Level to the Final Basket Level by more than 8%, the Redemption Amount is greater than $1,000. The total return on the securities, based on an Issue Price of $1,080 per $1,000 principal amount of securities, is 45.748% (excluding coupons).

Example 2: The level of the Basket increases by 10% from the Initial Basket Level to the Final Basket Level.

Basket component	Final Level (A)	Number of Shares (B)	Final Level (A) x Number of Shares (B)
Alphabet Inc.	$125	0.300	37.50
Amazon.com, Inc.	$105	0.300	31.50
Meta Platforms, Inc.	$70	0.150	10.50
JPMorgan Chase & Co.	$154	0.125	19.25

The Walt Disney Company	$90	0.125	11.25
		Final Basket Level	110
		Basket Reference Value	$1,018.52

The Basket Reference Value is calculated as follows:

Basket Reference Value	=	The product of the Final Basket Level and the Conversion Ratio
	=	$1,018.52

Because the Basket Reference Value is greater than $1,000, the Redemption Amount is equal to the Basket Reference Value, which is $1,018.52 for each $1,000 principal amount of securities. Because the level of the Basket increases from the Initial Basket Level to the Final Basket Level by more than 8%, the Redemption Amount is greater than $1,000. However, because the Issue Price is $1,080 per $1,000 principal amount of securities, in this scenario you would suffer a loss of 5.693% on your investment (excluding coupons).

Example 3: The level of the Basket increases by 5% from the Initial Basket Level to the Final Basket Level.

Basket component	Final Level (A)	Number of Shares (B)	Final Level (A) x Number of Shares (B)
Alphabet Inc.	$95.00	0.300	28.50
Amazon.com, Inc.	$125.00	0.300	37.50
Meta Platforms, Inc.	$90.00	0.150	13.50
JPMorgan Chase & Co.	$84.00	0.125	10.50
The Walt Disney Company	$120.00	0.125	15.00
		Final Basket Level	105
		Basket Reference Value	$972.22

The Basket Reference Value is calculated as follows:

Basket Reference Value	=	The product of the Final Basket Level and the Conversion Ratio
	=	$972.22

Because the level of the Basket increases from the Initial Basket Level to the Final Basket Level by less than 8%, the Basket Reference Value is less than $1,000. Therefore, the Redemption Amount is equal to the principal amount, and at maturity you would receive a payment in cash equal to $1,000 per $1,000 principal amount of securities.

However, because the Issue Price is $1,080 per $1,000 principal amount of securities, in this scenario you would suffer a loss of 7.407% on your investment (excluding coupons).

Example 4: The level of the Basket decreases by 50% from the Initial Basket Level to the Final Basket Level.

Basket component	Final Level (A)	Number of Shares (B)	Final Level (A) x Number of Shares (B)
Alphabet Inc.	$90	0.300	27.00
Amazon.com, Inc.	$10	0.300	3.00
Meta Platforms, Inc.	$50	0.150	7.50
JPMorgan Chase & Co.	$50	0.125	6.25
The Walt Disney Company	$50	0.125	6.25
		Final Basket Level	50
		Basket Reference Value	$462.96

The Basket Reference Value is calculated as follows:

Basket Reference Value	=	The product of the Final Basket Level and the Conversion Ratio
	=	$462.96

Because the level of the Basket declines from the Initial Basket Level to the Final Basket Level, the Basket Reference Value is less than $1,000. Therefore, the Redemption Amount is equal to the principal amount, and at maturity you would receive a payment in cash equal to $1,000 per $1,000 principal amount of securities.

However, because the Issue Price is $1,080 per $1,000 principal amount of securities, you would suffer a loss of 7.407% on your investment (excluding coupons).

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks Relating to the Securities Generally

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The return on the securities is linked to the performance of the Basket and will depend on whether, and the extent to which, the level of the Basket appreciates. If the Basket does not appreciate, or if it does not appreciate by an amount sufficient to offset the Premium, we will pay you the principal amount of the securities at maturity. Because the Issue Price is 108% of the principal amount of the securities, payment of the principal amount of the securities at maturity will result in a loss of approximately 7.41% of your initial investment (excluding coupons on the securities). Based on the Issue Price of $1,080 and a Premium of 8%, your return on the securities will be negative unless the level of the Basket increases by more than 16.64% from the Initial Basket Level to the Final Basket Level.

•	THE SECURITIES WILL PAY LESS THAN THE FULL APPRECIATION OF THE BASKET, IF ANY — If the level of the Basket appreciates over the term of the securities, you will not receive more than the principal amount of the securities at maturity (excluding coupon payments on the securities) unless the Basket has appreciated by an amount sufficient to offset the Premium of 8%. Because the Basket Reference Value reflects the Premium, and the Issue Price of the securities is 108% of the principal amount, the return on the securities in the case of an increase in the level of the Basket will not equal the return of a direct investment in the Basket and will increase by 0.85734% for every 1% increase in the level of the Basket beyond the Premium. The Basket would need to appreciate by 8% before the Redemption Amount would be greater than the principal amount, and, based on the Issue Price of $1,080, the Basket would need to appreciate by 16.64% before you would begin to participate in any appreciation of the Basket. Any payment on the securities is subject to our ability to meet our obligations as they become due.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS— Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE PROBABILITY THAT THE RETURN ON THE SECURITIES WILL BE NEGATIVE WILL DEPEND ON THE VOLATILITY OF THE BASKET COMPONENTS — “Volatility” refers to the frequency and magnitude of changes in the levels of the Basket Components. The greater the expected volatility with respect to the Basket on the Trade Date, the higher the expectation as of the Trade Date that the levels of the Basket Components will not appreciate by an amount sufficient to offset the Premium and the effect of the Issue Price above the principal amount (as described under “Your investment in the securities may result in a loss” above), indicating a higher probability that your return on the securities will be negative. The terms of the securities are set, in part, based on expectations about the volatility of the Basket as of the Trade Date. The volatility of the Basket can change significantly over the term of the securities. The levels of the Basket Components could fall sharply, which could result in a return of principal and no participation in any appreciation of the Basket.

Risks Relating to the Basket Components

•	CHANGES IN THE LEVELS OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER —Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one or more of the Basket Components increases, the level of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Reference Value, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the levels of the other Basket Components.

•	THE BASKET COMPONENTS ARE NOT EQUALLY WEIGHTED — The securities are linked to a basket of five Basket Components, and the Basket Components have significantly different weights in determining the value of the Basket. The same percentage change in each of the Basket Components could therefore have different effects on the Basket Reference Value because of the unequal weighting. For example, if the weighting of one Basket Component is greater than the weighting of another Basket Component, a 5% decrease from the Initial Level to the Final Level of the Basket Component with the greater weighting will have a greater impact on the Basket Reference Value than a 5% increase from the Initial Level to the Final Level of the Basket Component with the lesser weighting.

•	THE BASKET COMPONENTS MAY BE HIGHLY CORRELATED IN DECLINE — The performances of the Basket Components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the Basket Components specifically. If the Basket Components become correlated in decline, the depreciation of one Basket Component will not be offset by the performance of the other Basket Components and, in fact, each Basket Component may contribute to an overall decline from the Initial Basket Level to the Final Basket Level.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUER — We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Basket Components and the Reference Share Issuers. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

•	NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS — Your return on the securities will not reflect the return you would realize if you actually owned the Basket Components. The return on your investment is not the same as the total return you would receive based on a purchase of the Basket Components.

•	NO VOTING RIGHTS OR DIVIDEND PAYMENTS — As a holder of the securities, you will not have any ownership interest or rights in the Basket Components, such as voting rights or dividend payments. In addition, the issuers of the Basket Components will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Basket Components and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Basket Components. However, an adjustment will not be required in response to all events that could affect the Basket Components. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Adjustments” in “Key Terms” herein and “Description of the Securities—Adjustments” in the relevant product supplement.

•	YOU MAY RECEIVE A LESSER AMOUNT OF CASH AT MATURITY IF, OVER THE TERM OF THE NOTES, A REFERENCE SHARE ISSUER FAILS TO PAY AN ORDINARY CASH DIVIDEND OR PAYS AN ORDINARY CASH DIVIDEND THAT IS LESS THAN THE BASE DIVIDEND — In calculating the payment due to investors, the calculation agent will take into account any Ordinary Cash Dividend payment (including no dividend payment) by the Reference Share Issuer that is either greater or less than the Base Dividend (if such Base Dividend is greater than $0) or greater than the Base Dividend (if such Base Dividend is equal to $0). Consequently, if the Base Dividend is greater than $0, for any quarter the Reference Share Issuer pays either no Ordinary Cash Dividend or an Ordinary Cash Dividend that is less than the Base Dividend, the calculation agent will reduce the share adjustment factor, which may in turn reduce the amount of cash that you will receive at maturity.

•	GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE BASKET COMPONENTS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES — Government regulatory action, including legislative acts and executive orders, could materially affect the Basket Components. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Basket Components. We or our affiliates may also trade in instruments related to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Basket Components. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES —The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of the Basket Components, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Basket and the Basket Components;

o	the expected and actual correlation, if any, between the Basket Components;

o	the time to maturity of the securities;

o	the dividend rate on the Basket Components;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industry of the Reference Share Issuer;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately six months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Basket Components

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, Alphabet Inc. is a collection of businesses, including Google and non-Google businesses engaged in earlier stage technologies. The Class C capital stock of Alphabet Inc. is listed on the Nasdaq Stock Market. Alphabet Inc.’s SEC file number is 001-37580 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Amazon.com, Inc. is a retail company with online and physical stores offering a variety of products sold by Amazon.com, Inc. and third parties. Amazon.com, Inc. also manufactures and sells electronic devices, including Kindle e-readers, Fire tablets, Fire TVs and Echo devices and develops and produces media content. The common stock of Amazon.com, Inc. is listed on the Nasdaq Global Select Market. Amazon.com, Inc.’s SEC file number is 000-22513 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Meta Platforms, Inc. builds products that enable people to connect and share with friends and family through mobile devices, personal computers, virtual reality headsets and in-home devices. The Class A common stock of Meta Platforms, Inc. is listed on the Nasdaq Stock Market. Meta Platforms, Inc.’s SEC file number is 001-35551 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, JPMorgan Chase & Co. is a financial holding company involved in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. The common stock of JPMorgan Chase & Co. is listed on the New York Stock Exchange. JPMorgan Chase & Co.’s SEC file number is 001-05805 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment and Consumer Products & Interactive Media. The common stock of The Walt Disney Company is listed on the New York Stock Exchange. The Walt Disney Company’s SEC file number is 001-38842 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Basket Components or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Basket Components and the Reference Share Issuers from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels of the Basket Components from January 3, 2017 through August 15, 2022. We obtained the historical information below from Bloomberg, without independent verification. The closing levels reported by Bloomberg may not be indicative of closing levels derived from the applicable Reuters page.

You should not take the historical levels of the Basket Components as an indication of future performance of the Basket or the securities. Any historical trend in the levels of the Basket Components during any period set forth below is not an indication that the levels of the Basket Components are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Basket Components, see “The Basket Components” herein.

The closing level of the Class C capital stock of Alphabet Inc. on August 15, 2022 was $122.88.

The closing level of the common stock of Amazon.com, Inc. on August 15, 2022 was $143.18.

The closing level of the Class A common stock of Meta Platforms, Inc. on August 15, 2022 was $180.89.

The closing level of the common stock of JPMorgan Chase & Co. on August 15, 2022 was $122.46.

The closing level of the common stock of The Walt Disney Company on August 15, 2022 was $124.26.

The graph of the historical Basket performance assumes the Basket Level on August 15, 2022 was 100 and the Component Weightings were as specified in “Key Terms” herein.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes that this treatment of the securities is respected. We may issue additional securities at different prices, in which case we expect that those additional securities will use the same CUSIP or other identifying number as the securities only if we intend to treat those securities as part of the same "issue" as the securities for U.S. federal income tax purposes. See “United States Federal Tax Considerations—Fungibility of Subsequent Issuances of the Securities” in the accompanying product supplement.

If you are a U.S. Holder, you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. We are required to construct a “projected payment schedule” in respect of the securities representing a series of payments the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities. Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities and decreased by payments previously made under the projected payment schedule. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We have determined that the comparable yield for a security is a rate of 4.44%, compounded semi-annually, and that the projected payment schedule with respect to a security is as follows:

Payment Dates	Projected payment (per $1,000)	OID deemed to accrue during accrual period (per $1,000)	Total OID deemed to have accrued from original issue date as of end of accrual period (per $1,000)
February 17, 2023	$0.63	$23.98	$23.98
August 17, 2023	$0.63	$24.49	$48.47
February 17, 2024	$0.63	$25.02	$73.49
August 17, 2024	$0.63	$25.57	$99.06
February 17, 2025	$0.63	$26.12	$125.18
August 17, 2025	$0.63	$26.69	$151.87
February 17, 2026	$0.63	$27.26	$179.13
August 17, 2026	$0.63	$27.86	$206.99
February 17, 2027	$0.63	$28.46	$235.45
Maturity Date	$1,338.90	$29.08	$264.52

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the securities.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an Internal Revenue Service (the “IRS”) notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will not receive a commission in connection with the distribution of the securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated August 12, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 12, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated August 12, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 12, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse